Exhibit 10.12
***** CONFIDENTIAL TREATMENT REQUESTED
Master Reseller Agreement
This Master Reseller Agreement (the “Agreement”) is made between Vodafone Global Content Services Limited (CRN: 04064873) which is incorporated in England and has a registered office of Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN (“VGCS”), and the following person or entity (the “Company”):

Company Name:	Macrospace Limited
Registered Address:	58-60 Berners Street, London W1T 4JS, United Kingdom

1. Relevant Contacts	The Company:
	Technical —	*****
Tel: *****
Mob: *****
Fax: *****
E-mail: *****

	Commercial —	*****
Tel: *****
Mob: *****
Fax: *****
E-mail: *****

	Financial —	*****
Tel : *****
Mob: *****
Fax: *****
E-mail: *****

VGCS:
Quality Assurance — *****
Tel: *****
Mob: *****
Fax: *****
E-mail: *****

All other Technical: viasupport@vodafone.com Commercial — *****
Tel: *****
Mob: *****
Fax: *****
E-mail: *****

2. Company’s tax residence	The same country as the registered address set out immediately above.
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*****	The omitted portions of this exhibit have been filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act of 1933.

3.	Company’s bank account details for BACS payments	Bank:	***** ***** ***** ***** *****

Sort Code: ***** Accountholder name: ***** Account No.: ***** Swift Code: *****
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*****	The omitted portions of this exhibit have been filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act of 1933.

Master Reseller Terms and Conditions
1.	Background and structure

1.1.	The Company owns certain Content which it wishes to licence to VGCS on the terms and conditions set out in this Agreement.

1.2.	VGCS and Vodafone Group Companies manage the Directory and provide billing and collection services. VGCS wants to acquire the right to use, distribute and resell the Content in its own name (together with the right to sub-license such rights to other Vodafone Group Companies) on and in the Directory in accordance with the terms of this Agreement.

1.3.	The Parties intend to enter into separate Contracts for each applicable item of Content in the form set out in a Contract Schedule.

1.4.	Each Contract incorporates the terms and conditions set out in this Agreement and shall be signed by the Relevant Contacts or such other applicable authorised person on behalf of each of the Parties.

1.5.	If there is any inconsistency between the terms of this Agreement and the terms set out in any Contract or any other type of annexure, exhibit or other attachment, this Agreement shall prevail to the extent of the inconsistency.

2.	Appointment as reseller

The Company hereby appoints VGCS as its non-exclusive authorised reseller in the Territory to promote, advertise and sell Content in the Territory on the Directory.

3.	Sub-licence and assignment

3.1	VGCS shall be entitled, without the consent of the Company, to sub-licence its rights under this Agreement to Vodafone Group Companies as its reseller(s) for the purposes of this Agreement. All Licensed Vodafone Companies shall have the same rights and obligations under this Agreement as VGCS provided that VGCS shall remain liable to the Company for all of its respective obligations.

3.2	The Company acknowledges that all rights granted to VGCS hereunder are for the benefit of VGCS and for the additional purpose of conferring the same benefit on the Vodafone Group. The Parties agree that VGCS may assign, transfer or sub-contract any or all of its rights and/or obligations under this Agreement to any company in the Vodafone Group without the Company’s prior written consent provided that where it subcontracts it remains the contracting party and responsible for all obligations.

3.3	Subject to Clauses 3.2, 3.4 and 3.5 this Agreement is made solely and specifically between the Parties hereto for the benefit of the Parties and the Vodafone Group Companies and is not intended to be for the benefit of or enforceable by any other person, whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise, and neither Party can declare itself a trustee of the rights under this Agreement for the benefit of any such person.

3.4	The Company acknowledges that the rights of Vodafone and the obligations of the Company under this Agreement are also respectively rights of and obligations owed to the Vodafone Group Companies and any loss, damage, cost or liability incurred in connection with this Agreement or the use of the Content by any Vodafone Group Company shall be deemed to have been incurred by Vodafone which may institute and maintain legal or other proceedings in its own name against the Company for compensation, damages and all other remedies of whatsoever nature in all respects as if Vodafone had incurred the same, subject to any applicable limitations on liability contained in this Agreement.

3.5	VGCS and the Company may by agreement amend this Agreement without obtaining the consent of the Vodafone Group notwithstanding that such amendments may relate to benefits conferred on the Vodafone Group.

4.	Delivery and acceptance

4.1	The Company shall provide to VGCS for testing Content compatible with the Format, the Specified Mobile Devices and in the specified Languages.

4.2	The Company shall provide the Content to VGCS in accordance with and otherwise comply with, the Delivery Timetable.

4.3	Where the Content Schedule provides the Content to be compliant with the Application Submission Criteria for Java QA, such Content shall be delivered to VGCS only after it has been certified by a VGCS approved quality assurance company as complying with the Application Submission Criteria for Java QA.

4.4	The Company shall bear all the costs and expenses incurred in connection with any
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testing (including quality assurance testing) of the Content.

4.5	If appropriate, the Parties will agree acceptance criteria in addition to the Application Submission Criteria for Java QA. All acceptance testing of the Content shall be carried out in two stages. The first stage shall involve acceptance of the Content in a test environment. The second stage will involve acceptance of the Content in a controlled short pilot which will be carried out in a live environment. The Content will not be accepted by VGCS until completion of both stages have been successfully carried out. Acceptance testing shall be carried out on a File-by-File and Territory-by-Territory basis. Acceptance of one File shall not constitute Acceptance by VGCS of other Files and Acceptance of the Content in one of the Territories shall not constitute Acceptance of the Content in all of the Territories. VGCS reserves the right to involve other Vodafone Group Companies in acceptance testing as appropriate, however, acceptance testing will be operated and run by VGCS and only VGCS shall be permitted to Accept or reject the Content as the case may be.

4.6	Acceptance of the Content will be without prejudice to any of VGCS’s rights under this Agreement. In particular acceptance of the Content shall not constitute any acceptance of any amended or updated Content which may be provided to VGCS under this Agreement.

4.7	Should the Content not be accepted by VGCS, VGCS shall inform the Company why it refused to accept the Content. The Parties shall use reasonable endeavours to agree necessary changes to the Content so that it can be accepted and where necessary agree a revised date for delivery of the amended Content. If the Parties are not able to reach agreement in relation to such amendments or a revised delivery date then either Party shall be entitled to terminate this Agreement with immediate effect.

4.8	Subject to clause 4.9, where the Content or part of the Content has been placed on the Directory by a Vodafone Group Company in a particular country, that Content or part thereof shall be deemed to be accepted in relation to that country.

4.9	Where Content or part of the Content has been identified by VGCS as being conditionally accepted, it shall not be deemed to be accepted until the specified conditions have been fulfilled.

5.	The Content

5.1	Unless otherwise agreed in writing, the Content shall:
5.3.1 be branded at the sole discretion of VGCS; and

5.3.2 not require a Customer to register separately with the Company as a condition to access.
5.2	The Company shall not change or vary materially the Content or the Format without VGCS’s prior written consent, The Content shall comply with the Guidelines as updated by VGCS from time to time upon reasonable notice to the Company.

5.3	Where:

5.3.1	the Content (or any part thereof) breaches any of the Guidelines or any Code of Practice;

5.3.2	VGCS receives complaints regarding any of the Content or the Company which it considers to be of such seriousness or number as to be materially prejudicial to the brand or reputation of VGCS or Vodafone; and/or

5.3.3	the Content (or any part thereof) breaches any other provision of this Agreement, then, without prejudice to its other rights and remedies, VGCS may require the Company to use its reasonable endeavours to amend or to replace the Content with Content, which, in VGCS’s reasonable opinion, satisfactorily deals with the matters set out in sub-Clauses 5.3.1 – 5.3.3 above. VGCS, without prejudice to its other rights and remedies, reserves the right to temporarily suspend or disconnect the Company or remove or bar access to all or any part of the Content from the Directory until such time as the replacement or new Content is provided in accordance with this Clause.

5.4	Where VGCS receives any complaint from a Customer in relation to the Content, it may in its sole discretion decide to make a refund or issue a credit to such Customer in respect of the Chargeable Event and such amount shall be treated as a Deduction.

5.5	If VGCS maintains a repository within a particular Territory containing details of Content purchased by a Customer in such Territory, VGCS shall be entitled to download Content free of charge to any Customer in that Territory where such Customer has already been charged for such Content.
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5.6	The Parties acknowledge and agree that VGCS may wish to run, from time to time, promotional offers in respect of the Content. VGCS will provide details to the Company of the terms of all such promotional offers. Unless otherwise expressly agreed by the Parties in writing, all promotional offers shall not be treated as Chargeable Events.

5.7	Except as instructed from time to time by VGCS or as specifically agreed in Special Conditions set out in item 12 of a Content Schedule, the Company shall ensure that the Content shall at all times not contain any form of advertising of any goods or services and the Company agrees that it shall have no right to include any form of advertising on such Content.

5.8	VGCS reserves the right to include advertising in relation to the Content and the Company shall take such action as may be reasonably required by VGCS to provide for the incorporation of advertising of the type and format reasonably requested by VGCS. Any revenue arising from such advertising shall be for VGCS’s account only.

5.9	The Company agrees that VGCS does not have an obligation to place the Content on the Directory or to make the whole or any part of the Content available to Customers or to make the Content available in all or any of the Territories. Furthermore, VGCS shall be entitled, but not obliged to market and promote the Content to Customers.

5.10	Without prejudicing its other rights under this Agreement, VGCS shall be entitled to move the Content to, or place the Content in, any section of the Directory as it considers appropriate.

5.11	VGCS may in its sole discretion change the layout of the Content. At any time during the term of this Agreement, VGCS may request variations to the Content. Any variation shall be implemented by the Company on terms to be agreed with the Company in good faith.

5.12	Notwithstanding Acceptance of the Content pursuant to this Agreement, the Company will keep the Content updated and refreshed and comply on an on-going basis with the Format, the Acceptance Criteria and the Guidelines, as each may be amended from time to time in accordance with the terms of this Agreement. Where any such amendments require the mutual agreement of the Parties, in the case of amendments proposed by VGCS, the Company shall not unreasonably withhold its consent where such amendments are backwardly compatible with the then current and accepted version of the document concerned.

5.13	The Company will use its best efforts to rectify bugs associated with any Content made available to Customers on the Directory at its own expense. Where a particular error cannot be fixed the Company will provide an amended version to VGCS free of charge.

6.	VGCS obligations and rights

6.1	VGCS shall be responsible for billing and collecting revenue in respect of Chargeable Events from Customers.

6.2	VGCS shall host the Content placed on the Directory in accordance with the terms of this Agreement.

6.3	As soon as reasonably possible following the execution of this Agreement, and throughout the term, VGCS will provide to the Company a copy of each of the relevant Guidelines and Codes of Practice and will use its reasonable endeavours to provide such other reasonable information and materials as reasonably requested by the Company which are necessary to enable the Company to comply with its obligations under this Agreement.

7.	The Directory

7.1	VGCS shall use reasonable endeavours to maintain the availability of the Directory 24 hours in every day on every day of the year but VGCS shall not be liable for any failure to maintain the Directory in such manner whether this arises from a technical or other failure in the Directory, the Vodafone Networks or otherwise.

7.2	VGCS does not warrant that the Directory or the Vodafone Networks will be fault free or free of interruptions. VGCS reserves the right from time to time to improve or alter the Directory as it deems appropriate (including changes to the category structure or channels).

7.3	VGCS reserves the right to suspend the operation of the Directory for the purposes of remedial or preventative maintenance or improvement of the Directory.

7.4	The Company acknowledges and agrees the Directory and the distribution of Content may depend on factors beyond VGCS’s control including but not limited to factors affecting the operation of the Vodafone Networks and the public networks. VGCS is not obliged to provide the Directory where such factors prevent it.

7.5	Without limiting or prejudicing its other rights under this Agreement, VGCS may suspend or disconnect the Company or remove or bar

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access to any Content without prior notice or liability of whatsoever kind to the Company, if:

7.5.1	a fault occurs (including for the avoidance of doubt any fault connected with the Content) that is considered by VGCS in its sole discretion to affect or be likely to affect the performance of the Directory or any associated charging or payment mechanism or the Vodafone Networks or any mobile access devices; or

7.5.2	the capacity of the Directory or any Vodafone Networks is or is likely to be exceeded; or

7.5.3	it is reasonably requested to do so by VGCS or any member of the Vodafone Group.

7.6	VGCS may at any time during the term of the Agreement, without incurring any liability to the Company, temporarily or permanently:

7.6.1	suspend or disconnect the Company; or

7.6.2	remove or bar access to the Content (or any part thereof) on the Directory to its Customers.

7.7	VGCS must give the Company notice of any action taken to remove the Content from the Directory under this Agreement within a reasonable time after the removal.

7.8	VGCS shall not be liable to the Company for barring access to the Directory or any part thereof or for removing or ceasing to make available or distributing any Content to Customers under this Agreement.

8.	Intellectual Property Rights and Branding

8.1	The Company hereby grants to VGCS:

8.1.1	a non-exclusive, non-transferable (except to an assignee in accordance with the terms of this Agreement) royalty-free (except for the payments specified in Clause 11) licence in the Territory to use, store, reproduce, display, distribute, transmit, broadcast and/or otherwise communicate and/or make available to the public the Content, for the purposes and the term of this Agreement;

8.1.2	a non-exclusive, non-transferable (except to a permitted an assignee in accordance with the terms of this Agreement) royalty-free licence in the Territory to use the name of the Company, the Company Marks and Company Branding materials to display Content;

8.1.3	a royalty-free, perpetual and irrevocable licence to store a copy of all Content for VGCS’s archiving internal analysis purposes and pursuant to Clause 5.5.

8.2	For the avoidance of doubt, the rights granted to VGCS by the Company under this Agreement, shall include the right to extract parts of the Content and distribute such parts through various technologies (including without limitation SMS, MMS and IM) to Customers free of charge for the purposes of demonstrating the features of the Content or for advertising and/or promoting sales of the Content.

8.3	All use of the name of the Company, the Company Marks and Company Branding shall be for the benefit of Company and in accordance with the reasonable terms of use generally applied by the Company to its own activities and applying to licensees of the Company Marks.

8.4	Except as specifically authorised in this Agreement, neither Party shall use the other Party’s name or trade marks (including in the case of the Company, any Vodafone Mark) without the other’s prior written consent.

8.5	VGCS and the Licensed Vodafone Companies shall be further entitled to sub-license the rights under Clause 8.1 to any service provider if they outsource the provision or management of the Directory (or any part thereof). Such outsourcing contractor shall be allowed to use the rights granted under Clause 8.1 subject to VGCS remaining responsible for the acts or omissions of the outsourcing contractor.

8.6	The Company shall be responsible for securing all necessary Intellectual Property Rights in the Content for use and distribution by VGCS pursuant to this Agreement including without limitation obtaining any necessary clearances and consents from, and making royalty or other payments to, the owners of the applicable Intellectual Property Rights. The Company shall also procure that all moral rights in the Content are waived.

9.	Technical and Customer Support

9.1	VGCS shall be responsible for dealing with all First Line Customer inquiries concerning the Content. The Company authorises VGCS to refer any Second Line Customer support inquiries to the Company’s nominated Relevant Contacts for technical matters.

9.2	The Company shall provide Second Line Customer support and general customer support (in respect of its hosting obligations
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which shall include application monitoring, application support and fault and change management, in accordance the with the terms of this Agreement).

9.3	The Company shall when requested by VGCS provide appropriate assistance in accordance with this Agreement and shall document and provide to VGCS operational processes for the transfer of any Customer from First Line Customer Support to Second Line Customer Support.

9.4	The following guidelines shall be used by the Parties to determine the priority of incidents and the Company’s corresponding obligation to respond and resolve such incidents involving the Content and other services delivered or under the responsibility of the Company:

9.4.1	Priority 1 (Critical): Complete failure of the Content or a significant part of the Content or the problem creates a definite business or financial exposure or affects a large number of Customers. Response within 10 minutes and resolution within 2 hours;

9.4.2	Priority 2 (High): Content not totally down, but the affected components form a significant part of the functionality of the Content and the problem creates a possible business or financial exposure. Response within 30 minutes and resolution within 6 hours; and

9.4.3	Priority 3 (Medium): The Content is largely available and the problem has little or no effect on the services provided by the Content and the problem creates no business or financial exposure. Response time within 3 hours and resolution time within 2 business days.

9.5	The Company shall use its best efforts to rectify bugs associated with any Content made available to Customers on the Directory at its own expense.

9.6	The Company shall, if requested by VGCS, document and agree in good faith, appropriate operational processes for the transfer of any Customer from First Line Customer Support to Second Line Customer Support.

10.	Hosting

10.1	This clause 10 shall not apply where item 4 of the Content Schedule provides that VGCS is responsible for hosting the Content.

10.2	The Company shall:

10.2.1	host the Content on the Platform (which shall include provision of application monitoring, application support and fault and change management) in accordance with the terms of this Agreement; and

10.2.2	make available, operate, support and maintain the Platform in accordance with in accordance with the terms of this Agreement.

10.3	The Company shall provide sufficient redundancy in services and infrastructure in order to maintain the Content to the standards set out in this Agreement. The Company shall perform daily backups of all data regarding Chargeable Events and be able to recover to the last backup. Backups shall be treated in accordance with the industry standard security.

10.4	Notwithstanding the obligations under the Data Protection Legislation all facilities associated with the hosting of the Content, the Content data and the transmission of that data shall be provided with physical protection in order to ensure security commensurate with the sensitivity of the data being processed and the service being provided. The Company is responsible for obtaining and maintaining the Content and the Platform.

10.5	The Company shall:

10.5.1	ensure that viruses are not introduced to the Platform;

10.5.2	respond to all virus attacks, destroy any virus detected, document each incident and report the details immediately to VGCS; and

10.5.3	scan all incoming computer media for viruses before they are read by any hardware associated with the Content.

10.6	The Company shall take all reasonable measures to prevent unlawful or unauthorised access to the Company computer systems associated with the Content and the Content data and Content backups (including measures designed to prevent unlawful or unauthorised use, copying or redistribution of the Content data by Customers). Where appropriate this will include use of locking devices, firewalls, shared secrets, digital certificates, password protection, and content filtering, encryption and intrusion detection.

11.	Pricing, Revenue and Payments

11.1	VGCS may in its reasonable discretion determine the price at which the Content is sold to Customers in the Territory. However,
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in determining such price, VGCS shall consider any reasonable recommendations from the Company and shall not provide the Content to Customers free of charge.

11.2	VGCS shall pay the Company the Company Revenue in accordance with the procedure set out this clause 11.

11.3	VGCS shall not be obliged to make any payment in respect of any Chargeable Event unless and/or until the Customer has paid for the Content in full.

11.4	VGCS shall, no later than 30 days after the end of the month in which the relevant Chargeable Events were incurred:

11.5	generate monthly reports showing the calculation of the Company Revenue for the relevant month;

11.6	issue a monthly purchase order in respect of the Company Revenue for the relevant month.

11.7	The Company shall, upon receipt of a purchase order from VGCS, issue an invoice in respect of the applicable Company Revenue.

11.8	Unless an amount is in bona fide dispute, the Parties shall pay all sums owed to each other under this Agreement within 30 days of receipt of a valid invoice for the relevant sum.

11.9	Where a Deduction arises as a result of a refund issued or credited to a Customer or as a result of bad debt, VGCS shall be entitled to deduct that part of the Company Revenue paid to the Company in respect of the refunded or credited Chargeable Event against the calculation of the Company Revenue in the report for the month following the refund or credit. The monthly reports shall be sent to the Company’s Relevant Contact for financial matters.

11.10	Payment by VGCS to the Company shall be made by BACS to the bank account set out on the front page of this Agreement.

11.11	The currency of this Agreement shall be Euros. All financial reports, statements, invoices, charges and payments made by one Party to the other shall be in Euros. In respect of revenues generated in a country that does not have the Euro as its primary currency (a “Non-Euro Amount”), VGCS shall convert such Non-Euro Amount to Euros using the UK Financial Times average middle market exchange rate calculated for the applicable month.

12.	Tax

12.1	The Company Revenue is exclusive of value added tax (if any) and the Company shall pay to VGCS an amount equal to any value added tax which may be levied in connection with the Directory Commission.

12.2	VGCS and any Vodafone Group Company shall be entitled to make any deduction or withholding required by law from any payment payable under this Agreement or any agreement between Vodafone Group Companies entered into for the purposes of this Agreement.

12.3	The Company shall provide to VGCS all relevant financial information, in particular, details of all value added tax, turnover tax and other sales taxes which may be payable on supplies of Content within each Territory (collectively “VAT”) to enable VGCS to comply with its billing, collection and financial obligations under this Agreement.

13.	Reporting and Audit

13.1	Each Party shall, during the term of this Agreement, deliver to the other upon its reasonable written request access to and copies of such information that the other may reasonably require to perform its obligations under this Agreement, including anything required by the Guidelines and/or the Codes of Practice.

13.2	Both Parties shall, at their own expense and upon 30 days’ notice to the other Party, have the right to have the other Party’s relevant books and records examined during the ordinary course of business by an independent auditor solely for the purposes of verifying the accuracy of any financial report or statement made under this Agreement. If such Party subsequently discovers any discrepancy, the other Party shall rectify such discrepancy within 30 working days after notification of the discrepancy. Each Party shall only be entitled to utilize this provision once in any 12-month period.

14.	Warranties

14.1	The Company warrants and undertakes to VGCS that:

14.1.1	it has full right and authority to enter into this Agreement and that its entry into this Agreement does not breach any third party’s rights or any other agreement to which it is a party;
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14.1.2	it shall implement and comply with the Codes of Practice and any other reasonable policies provided by VGCS to the Company from time to time and which relate to:

14.1.2.1	Content standards (including anti-social, fraudulent, unlawful or otherwise inappropriate Content)

14.1.2.2	access or use of the Directory by Customers (including anti-social, fraudulent,unlawful or improper use); or

14.1.2.3	Vodafone Networks and/or any mobile device;

14.1.3	it shall not act in a way which shall impair or put in jeopardy the operation of the Directory, the Vodafone Networks, any mobile device or any part of them;

14.1.4	it shall comply with all applicable laws and in particular with Data Protection Legislation and shall not reproduce, sell, publish or otherwise commercially exploit any information or data obtained by it under this Agreement;

14.1.5	it has the necessary licences, consents, permission or approvals to operate, and to grant VGCS the rights to use the Content in accordance with the terms of this Agreement;

14.1.6	it shall use reasonable skill and care in carrying out its obligations and exercising its rights under this Agreement;

14.1.7	it is tax resident in the place indicated on the front page of this Agreement and shall be deemed to remain tax resident in that territory unless it notifies VGCS of a change of tax residency on 30 days prior written notice. The Company shall immediately provide any documentation required by VGCS evidencing its tax residency in such territory.

14.2	The Company warrants and undertakes to VGCS that the Content shall throughout the term of this Agreement:

14.2.1	be of satisfactory quality and be kept fresh, updated and current (with reference to the nature of the Content’s subject matter);

14.2.2	comply with the Guidelines;

14.2.3	not infringe any third Party’s rights (including Intellectual Property Rights);

14.2.4	will not be defamatory, obscene, racist, materially inaccurate, be so violent, sexual or abusive in nature as to be reasonably likely to cause serious offence to any material group of people, or otherwise be in breach of any applicable law, regulation or code of conduct or result in VGCS or any part of the Vodafone Group or Vodafone Group being in breach of any law;

14.2.5	will not result in VGCS or any part of the Vodafone Group being held to carry out any regulated activity for the purposes of the Financial Services and Markets Act 2000, investment business under the Financial Services Act 1986, provide any consumer credit or credit brokerage under the Consumer Credit Act 1974 or offer any gambling service, betting service or lottery;

14.2.6	will not offend taste or decency, or contain any Content that promotes a Competitor or criticises VGCS or any other company within the Vodafone Group, or otherwise brings VGCS or the Vodafone Group into disrepute or damages the reputation or goodwill of VGCS, or any other company in the Vodafone Group or any Vodafone Mark in any of the Territories;

14.2.7	will not contain grammatical or typographical errors or be factually inaccurate; and

14.2.8	will not contain any computer viruses, logic bombs, trojan horses and/or any other items of software which would disrupt the proper operation of the Directory or any mobile device.

14.3	VGCS warrants and undertake that:

14.3.1	it has full right and authority to enter into this Agreement; and

14.3.2	it shall comply with all applicable laws and in particular with Data Protection Legislation.

14.4	The Parties acknowledge that their respective obligations and liabilities are exhaustively defined in this Agreement and that to the extent permitted by law, the express obligations and warranties provided in this Agreement are in lieu of and to the exclusion of any warranty, condition, term, undertaking or representation of any kind, express or implied, statutory or otherwise relating to anything supplied or provided or services performed under or in connection with this Agreement including (without limitation) as to the condition, quality, performance, satisfactory quality or fitness for the purpose.

15.	Third Party Intellectual Property Indemnity

15.1	The Company shall indemnify VGCS and all members of the Vodafone Group and all Customers from and against all loss, damage,
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expense or cost (including legal costs calculated on a solicitor-client basis) sustained by VGCS or any Vodafone Group Company arising out of or in connection with any claim or allegation that the provision, use, receipt or possession of the Content or any Intellectual Property Right or materials provided by or on behalf of the Company to VGCS or a Vodafone Group Company infringes the Intellectual Property Rights of a third party.

15.2	If any third party makes a claim or demand or brings an action against, or notifies an intention to make or bring a claim, demand or action against VGCS or any Vodafone Group Company which give rises to a liability under clause 15 (in this clause, a “relevant claim”), VGCS shall:

15.2.1	without limiting the generality of clause 15, as soon as reasonably practicable give written notice of the relevant claim to the Company;

15.2.2	not make any admission of liability, agreement or compromise in relation to the relevant claim (save where required by law, legislation, court order or governmental regulations) which may be prejudicial to the defence or settlement of any claim, demand or action for infringement or alleged infringement of any Intellectual Property Rights by VGCS, a Vodafone Group company or the Company without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed); and

15.2.3	at the request of the Company and at the Company’s cost, afford all reasonable assistance for the purpose of contesting the relevant claim.

16.	Liability

16.1	Except under Clauses 15.1 and 16.3, in each Contract Year the aggregate liability of each Party for all claims made under or in connection with this Agreement, whether based on contract, tort, negligence or otherwise shall be limited to the lesser of: (a) £*****; or (b) £***** multiplied by the number of Vodafone Group companies which display the Content on the Directory in the Contract Year in which the applicable liability is sustained.

16.2	Except under Clauses 15.1 and 16.3, in no circumstances shall either Party be liable for any indirect, special or consequential damages arising from breach of contract, negligence or other liability even if the other Party had been advised or knew (or should have known) of the possibility of such damages.

16.3	Nothing in this Agreement excludes either Party’s liability with respect to death and personal injury resulting from the negligence of that Party, its employees, agents or subcontractors, or either Party’s liability for fraud or any other liability which may not be excluded or restricted by law.

17.	Insurance

17.1	Throughout the term of this Agreement, the Company shall carry and maintain a reasonable level of insurance cover to cover such of its liabilities under this Agreement as are insurable (including public/products liability insurance and professional indemnity insurance to a value of no less than £5 million).

17.2	The Company shall upon written request provide VGCS with evidence of payment of any insurance policy premium and if requested to do so shall note Vodafone’s interest on the policy and shall not do anything to vitiate such insurance during the term of this Agreement and a period of 6 years thereafter.

18.	Term and Termination

18.1	Each Contract shall commence on the Commencement Date set out in item 5 of the applicable Content Schedule and will continue for the Initial Term unless otherwise terminated in accordance with its terms. Following expiry of the Initial Term, each Contract shall automatically continue unless and until either Party gives to the other at least thirty (30) days prior written notice to terminate the applicable Contract.

18.2	Either Party may terminate this Agreement or a Contract immediately on written notice (such notice not to be made by email) if:

18.2.1	the other is in material breach of its terms and such breach is incapable of remedy or, if capable of remedy, fails to remedy that breach within 14 days’ notice from the non- breaching Party requiring remedy; or

18.2.2	the other ceases to carry on its business or has a liquidator, receiver or administrative receiver appointed to it or over any part of its undertaking or assets or passes a resolution for its winding up (otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction where the resulting entity will assume all of the liabilities of it) or a court of competent jurisdiction makes an administration order or liquidation order or similar order over the other, or the other enters into any voluntary arrangement with its creditors, or is unable to pay its debts
Templates/VGCS Templates/Master Reseller Terms and Conditions

*****	The omitted portions of this exhibit have been filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act of 1933.

as they fall due or suffers any similar or equivalent act in another relevant jurisdiction.

18.3	VGCS may terminate this Agreement or a Contract or suspend, disconnect or bar access to the Content (temporarily or otherwise) immediately on written notice, without prejudice to its other rights and remedies, if:

18.3.1	The Company is in breach of this Agreement, the Content fails to meet any Integration Guidelines and/or Codes of Practice; or

18.3.2	VGCS or a member of the Vodafone Group receives complaints regarding any of the Content or the Company which it considers to be of such seriousness or number as to be materially prejudicial to the brand or reputation of VGCS or Vodafone; or

18.3.3	in VGCS’ reasonable opinion the continued use of the Content (or part thereof) or the performance of any of its obligations under this Agreement relating to the use of the Content will infringe third party rights, be illegal, or not in compliance with or will otherwise be in breach of any applicable laws, regulations or statutory enactments; or

18.3.4	access to the Content has been barred or suspended pursuant to the terms of this Agreement and the Company has failed to resolve the problems identified by VGCS to VGCS’s reasonable satisfaction by the date specified by VGCS pursuant to that Clause.

18.4	VGCS shall be entitled to terminate this Agreement or a Contract without cause at any time, either in full or in relation to particular Territories or items of Content (or both), by giving 30 days’ written notice to the Company, without prejudice to its other rights and remedies. Any partial termination shall not affect the validity or enforceability of this Agreement in respect of the remainder of the Agreement.

18.5	Termination of this Agreement or a Contract does not affect the accrued rights, obligations or liabilities of the Parties prior to termination.

18.6	Upon termination or expiry of this Agreement for any reason, all Contracts shall immediately terminate.

18.7	Upon termination or expiry of a Contract for whatever reason:

18.7.1	VGCS shall remove the Content from the Directory and cease providing access to the Content to its Customers;

18.7.2	each Party shall return to the other any confidential information or materials provided to it by the other within 30 days of the date of termination;

18.7.3	each Party shall remove all references to the other’s trade marks from any marketing and promotional materials;

18.7.4	the Parties shall settle all outstanding sums either may owe the other within 60 days of the date of termination; and

18.7.5	all rights granted under the Contract shall immediately cease.

18.8	VGCS may request and the Company shall agree to extend the operation of a Contract for a period of not more than three (3) months after what would otherwise be the effective date of termination or expiration to give VGCS an opportunity to replace the Content and rebrand its marketing materials.

19.	Confidentiality and publicity

19.1	Except as may be required by law or any applicable regulatory body, or as is strictly required to perform its obligations under this Agreement, each Party shall keep secret and confidential and not use, disclose or divulge to any third party any information that they obtain about the other concerning the business, finances, technology and affairs of the other, and in particular but not limited to this Agreement and its subject matter. This Clause does not apply to information that has come into the public domain other than by breach of this Clause or any other duty of confidence or is obtained from a third Party without breach of this Clause or is required to be disclosed by law.

19.2	The Parties agree that VGCS shall be entitled to share any or all information it receives from or generates on behalf of the Company pursuant to this Agreement with the Vodafone Group.

19.3	Neither Party shall issue any press statement or other announcement relating to this Agreement or the subject matter thereof without the prior written consent of the other Party.

20.	Data Protection

20.1	Each Party agrees that any personal data used by the Parties in connection with this Agreement in their business and/or transferred beyond the European Economic Area for the purposes of this Agreement shall be processed in accordance with the requirements of the applicable Data
Templates/VGCS Templates/Master Reseller Terms and Conditions

Protection Legislation and each Party agrees to do all such acts and things (including entering into any necessary agreements) at their own expense to ensure that they so comply.
20.2	All personal and traffic data will remain the exclusive property of Vodafone. The Company shall be entitled to receive, on written request from time to time, aggregated user information for the limited purpose of analysing the effectiveness of the Content.

20.3	To the extent that the Company is required in connection with the performance of its obligations under this Agreement to gather personal data relating to any Customer, then the Company shall not make any use of that data for any reason other than to perform its obligations hereunder and in particular shall not make any use of the personal data for marketing purposes.

20.4	To the extent that the Company handles personal data for which Vodafone are responsible, the Company must ensure that it has in place appropriate technical and organisational security measures (in addition to those expressly required by this Agreement) in respect of the relevant data as far as such endeavours are necessary to comply with the same or equivalent obligations as those imposed on VGCS under applicable Data Protection Legislation.

21.	General

21.1	No variation of this Agreement or of any of the documents referred to in it shall be valid or effective unless it is in writing and signed by or on behalf of each of the Parties.

21.2	This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

21.3	Any notice or other communication required to be given or made under this Agreement shall be in writing and addressed to the receiving Party’s principal contact at the address of the receiving Party as set out in the Agreement or such other person or address as notified from time to time in accordance with the terms of this Clause. Any such notice or communication may be delivered by hand, first class post (if both Parties are within the UK), airmail (if one of the Parties is overseas) or fax and shall be deemed to be given or made if: (a) sent by hand, upon receipt; (b) by first class post, on the second working day following the date of posting; (c) by airmail, on the seventh working day following the date of posting and (d) by fax or e mail, when despatched provided that a confirmatory copy is immediately despatched by first class post or airmail (as appropriate).

21.4	This Agreement represents the entire understanding between the Parties in relation to its subject matter and supersedes all agreements and representations made by either Party, whether oral or written. This Clause shall not affect either Party’s liability for fraud.

21.5	Failure or delay by either Party to enforce any provisions under this Agreement shall not be taken as or deemed to be a waiver of its rights or operate as a waiver of any subsequent breach.

21.6	If any part of this Agreement is held to be void, voidable, illegal or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected.

21.7	Except as otherwise may be expressly permitted by this Agreement, neither Party shall assign, transfer or sub-contract to any other person any of its rights or obligations under this Agreement without the other Party’s prior written consent (which shall not be unreasonably withheld).

21.8	The Parties shall use all reasonable endeavours to procure that any necessary third party shall do, execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to carry the provisions of this Agreement into full force and effect.

21.9	The following clauses shall survive termination of this Agreement for any reason: 3.3 (Contracts (Rights of Third Parties) Act 1999), 8 (Intellectual Property Rights and Branding), 13 (Reporting and Audit), 14 (Warranties), 15 (Third Party Intellectual Property Indemnity), 16 (Liability), 17 (Insurance), 18.5 (Accrued rights on termination) 19 (Confidentiality and publicity), 21.4 (Entire Agreement), 21.5 (Waiver), 21.6 (Severability), 21.9 (Survival of Terms), 21.12 (Law) and any clause which should, by its nature, survive termination.

21.10	VGCS and the Company may amend this Agreement by mutual agreement in writing.

21.11	Neither Party shall be liable for any delay or failure in performing any of its obligations under this Agreement if such delay or failure is caused by circumstances outside the reasonable control without limitation, any delay or failure caused by any act or default of the other party).
Templates/VGCS Templates/Master Reseller Terms and Conditions

21.12	This Agreement shall be governed by and construed and interpreted in accordance with the law of England and Wales and the Parties to this Agreement submit to the exclusive jurisdiction of the English Courts.

22.	Definitions

22.1	In this Agreement:

22.1.1	reference to persons shall include legal as well as natural persons and (where the context so admits), references to the singular shall include the plural and vice versa;

22.1.2	reference to Clause, paragraphs and section numbers and to schedules and parts, shall be those of this Agreement unless the contrary is stated;

22.1.3	reference to this Agreement shall include reference to any schedule and to this Agreement as the same may be amended, novated or supplemented from time to time in accordance with its terms;

22.1.4	paragraph, section and Clause headings in this Agreement are for ease of reference only and shall not affect its interpretation, validity or enforceability;

22.1.5	reference to any statute, act, directive or other regulation includes a reference to that statute, act or directive or other regulation as re-enacted or amended from time to time;

22.1.6	the words “include” and “including” shall be construed without limitation to the words following; and

22.1.7	defined terms are set out and described in Clause 22.2.

22.2	In this Agreement, the following words and expressions shall have the expanded definitions set out below:
“Acceptance” means acceptance of the Content by VGCS in accordance with the terms of this Agreement and “Accept” and “Accepted” shall be construed accordingly.
“Acceptance Criteria” shall mean any acceptance criteria in respect of Content agreed by the Parties in accordance with clause 4.5
“Application Submission Criteria for Java QA” means those guidelines relating to the standards of Content produced and amended from time to time by VGCS and provided to the Company in connection with the Vodafone certification process.
“Chargeable Event” means any purchase of the Content by a Customer from the Company for which the Customer is charged by an Licensed Vodafone Company (which for the avoidance of doubt shall not include use of the Content for demonstration, testing or for any other purpose which has been expressly excluded under the terms of this Agreement).
“Codes of Practice” means (1) all codes of practice (including any generally recognised voluntary codes of practice regulating the operation of the internet), all applicable laws Including the Data Protection Legislation), regulations, any government recommendations and/or any recommendations of any regulatory body and (2) any rules of procedure (including technical or quality control procedures), guidelines, directions, policies and/or other requirements made or adopted by VGCS from time to time which relate to content, the operation of the Directory, the participation of Companys in the Vodafone live! service, the provision of content for use on the Directory and/or the subject matter generally of this Agreement.
“Commencement Date” means the date set out in item 5 of the Content Schedule.
“Competitor” means any third party competitor of the Vodafone live! service including without limitation any consumer focused multi-access internet portal, wireless portal or online service provider focused on the provision of wireless content services including but not limited to any operator, or any company affiliated with such operator, of a electronic communications network.
“Company Branding” means the branding, layout, Format, “look and feel” and style (including all copyright works and trade and service marks and names included therein) to be used in relation to the Content as at the date of each applicable Contract (further details of such branding may be set out in item 2 of the Content Schedule).
“Company Marks” means the trade and service marks and names, domain names, logos and branding of the Company to be used by VGCS to brand the Content in accordance with this Agreement, whether registered or not and including applications for the same.
“Company Revenue” means the percentage of Net Revenue set out in item 3 or the Content Schedule payable to the Company under this Agreement.
“Content” means the information, text, data, graphics, moving and still images and sound recordings (including the music and lyrics on such recordings) and / or services as described in item 1 of a Content Schedule and where the context so requires, includes any Link supplied by the Company to VGCS which is to be placed in the Directory and any underlying software code.
“Content Charge” mean VGCS’s and/or each Sub-Agent’s specific charge to the Customer including any value added tax, turnover tax or other local sales or other taxes for the purchase of the Content from the Company excluding for the avoidance of doubt the Network Charges.
“Content Schedule” means a schedule in a form substantially identical to the Content Schedule attached to this Agreement.
Templates/VGCS Templates/Master Reseller Terms and Conditions

“Contract” means a Content Schedule which has been signed by the Relevant Contacts of each of the Parties or another such authorised representative, is expressed to incorporate the terms of the Agreement and is in a format substantially identical to the Content Schedule.
“Contract Year” means each calendar year of this Agreement commencing on the Effective Date and on each subsequent anniversary thereof.
“Customer” means a user of the Directory.
“Data Protection Legislation” means any applicable national data protection and privacy legislation in force anywhere in the Territory.
“Deductions” means: (l) ***** of all Customer refunds (or credits which may issued to a Customer in lieu of a refund,) in respect of a Chargeable Event; (2) any deductions or withholdings which VGCS or any Authorised Sub-Agent may be required to make by law from any payment payable under this Agreement or any agreement between Vodafone Group Companies entered into for the purposes of this Agreement; (3) any value added tax, turnover tax or other local sales taxes or other taxes (other than such taxes included in the Content Charge) payable by VGCS or a Vodafone Group Company as a result of arrangements entered into for the purposes of this Agreement; and (4) such other deductions which the Parties may agree from time to time in writing.
“Delivery Timetable(s)” means the date(s) agreed by the Parties for the testing and/or delivery of the Content (if any) as set out in a Content Schedule or as otherwise agreed by the parties in writing from time to time.
“Directory” means the mobile content directory or other platform from time to time operated for and on behalf of or in conjunction with a Vodafone Group company that is accessible by Customers of the Vodafone Networks and which lists or otherwise facilitates access to various mobile content and services.
“File” means each individual file comprising the Content which has been developed for use on each Specified Mobile Device.
“First Line Customer Support” means all Customer inquiries relating to billing and payment collection, connection to the mobile internet, access to the Content and any non-Content specific issues relating to the Directory.
“Format” means any format described in item 9 of the Content Schedule or which VGCS specifies from time to time.
“Gross Revenue means the aggregate Content Charges billed and collected by Vodafone to Customers in respect of Chargeable Events.
“Guidelines” means the Style Guidelines, the Application Submission Criteria for Java QA (if applicable) and the Integration Guidelines.
“Initial Term” shall be twelve (12) months from the Commencement Date.
“Intellectual Property Rights” means all intellectual and industrial property rights, whether registered or unregistered, including trade and service marks, letters patent, utility models, designs and design rights, trade and business names (including rights in any get-up or trade dress), domain names, rights in domain names, topography rights, copyright, database rights, and all other similar proprietary rights in every case which may subsist in any part of the world including any registration of any such rights and applications and any rights to make applications for any of the foregoing.
“Integration Guidelines” means the technical performance, style and format requirements relating to the Content produced and amended from time to time by VGCS and provided to the Company for use in accordance with the terms of this Agreement.
“Languages” means the languages specified in item 5 of a Content Schedule.
“Licensed Vodafone Company” means those Vodafone Group companies to which VGCS had sub-licensed its rights under this Agreement.
“Link” means any link which the Company provides in order to facilitate access to the Content.
“month” means a calendar month and “monthly” shall be construed accordingly.
“Net Revenue” means the Gross Revenue value added tax, turnover tax or other local sales or other taxes tax charged to Customers.
“Network Charges” means the network charges to the Customers made in connection with the access, carriage and use of the Content by a Vodafone Group Company.
“Party” and “Parties” means a party/the parties to this Agreement.
“Platform” means the system, including the equipment, the link and the software to host and maintain the Content.
“Relevant Contacts” means the contacts for each party from time to time described on the front page of this Agreement.
“Second Line Customer Support” customer support shall include all Customer inquiries other than First Line Customer Support, including, but not limited to any Content, delivery related and/or technical support enquiries.
“Specified Mobile Device” means the mobile devices on which the Content shall be supplied as specified in item 8 of a Content Schedule.
Templates/VGCS Templates/Master Reseller Terms and Conditions

*****	The omitted portions of this exhibit have been filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act of 1933.

“Style Guidelines” means those guidelines relating to the style of Content, produced and amended from time to time by VGCS and provided to the Company for use in accordance with the terms of this Agreement.
“Territory” means all of those countries in respect of which VGCS is licensed by this Agreement to use the Content as set out in item 7 of the Content Schedule and “Territories” shall mean any such country or countries.
“Vodafone” means VGCS and/or any Vodafone Group company as the context requires;
“Vodafone Group” means Vodafone Group plc, Vodafone Partner Networks and each company or entity in which Vodafone Group plc has a shareholding or interest, directly or indirectly of 15% or more or has the right to exercise, directly or indirectly 15% or more of the voting rights and “Vodafone Group Company” shall be construed accordingly.
“Vodafone Partner Networks” means any company or corporation with which a Vodafone Group Company has entered into a co-operation agreement with regard to the development and supply of new products and services and other related matters, and Vodafone Group Plc (or such Vodafone Group Company as Vodafone Group Plc has nominated) has entered into a brand licence agreement in relation to the licensing and use of the Vodafone name and brand.
“Vodafone Networks” means the wireless communications systems operated and/or provided for and on behalf of the Vodafone Group within the Territory.
Templates/VGCS Templates/Master Reseller Terms and Conditions

Executed as an agreement:

By the authorised representative of:	)
Vodafone Global Content Services Limited	)
	)	/s/ Lee Fenton

	)	Name: Lee Fenton
)
)
)
	)	Title: Commercial Director
)
)
	)	Date: 7 July 2003

By the authorised representative of:	)
Company	)
	)	/s/ Shukri Shammas

	)	Name: Shukri Shammas
)
)
)
	)	Title: Managing Director
)
)
	)	Date: 19 June 2003
Templates/VGCS Templates/Master Reseller Terms and Conditions

Content Schedule
This Contract incorporates the terms of the Master Reseller Terms and Conditions agreed between Vodafone Global Content Services Limited (“VGCS”) and the Company (as defined below).

1.	Content Description	[Insert details of the Content]

SONY ERICSSON T610 GAMES

Cannons

Caveman

Detonate

Dragon Island

Goldminer

Turtles

NOKIA 3510i GAMES

Dragon Island

NOKIA 3650 GAMES

Dragon Island

NOKIA 7650 GAMES

Dragon Island

NOKIA SERIES 40 GAMES

Dragon Island

SHARP GX-10 GAMES

Dragon Island

2.	Company Branding	[Insert particulars of Company Branding, if applicable]

3.	Company Revenue	[Note that Net Revenue is Gross Revenue less any Deductions, value added tax, turnover tax or other local sales or other taxes charged to Customers.]

Company Revenue shall be *****% of Net Revenue less any Deductions.

4.	Hosting	VGCS shall be responsible for hosting the Content.

5.	Commencement Date	7 July 2003
Templates/VGCS Templates/Master Reseller Agreement for Games Cover Sheet-Deal Sheet

*****	The omitted portions of this exhibit have been filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act of 1933.

6.	Languages	English, Spanish, Italian, German

7.	Territories	Worldwide

8.	Specified Mobile Devices	Specified in section 1

[Sharp GX10 and GX10i and any other Java technology enabled type of mobile appliance, machine or device that inter alia can be used to connect to the Directory as agreed by the Parties from time to time.]

9.	Format	The Company shall ensure that the Content is capable of supporting VSCL and MidP (the “Format”) and the Company shall not change or vary the Format without VGCS’s prior written consent.

10.	Vodafone Certification	Unless Vodafone gives written notice otherwise, all Content requires certification from a Vodafone certified QA House.

11.	Delivery Timetables	The Delivery Timetable (which may be updated and amended by the mutual written agreement of both Parties) is attached as an Annexure to this Agreement.

12.	Special Conditions	Clause 12.1 of the Agreement is deleted
Signed on behalf of VGCS:

/s/ Lee Fenton
VGCS Relevant Contact
or authorised representative
Print name: Lee Fenton
Position: Commercial Director
Date signed: 7 July 2003
Signed on behalf of Company:

/s/ Shukri Shammas
Company Relevant Contact
or authorised representative
Templates/VGCS Templates/Master Reseller Agreement for Games Cover Sheet-Deal Sheet

Print name: Shukri Shammas
Position: Managing Director
Date signed: 19 June 2003
Delivery Timetable
(follows after this page)
Tcmplates/VGCS Templates/Master Reseller Agreement for Games Cover Sheet-Deal Sheet